Exhibit 4.2

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION OF
PREFERENCES, RELATIVE, PARTICIPATING, OPTIONAL, AND OTHER SPECIAL
RIGHTS, QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS
OF
SERIES B PREFERRED STOCK
AND SERIES C PREFERRED STOCK
OF
MODTECH HOLDINGS, INC.

The undersigned, Dennis Shogren and Kenneth Cragun, certify that:

ONE.  They are the duly elected Chief Executive Officer and Secretary, respectively, of the above-named corporation.

TWO.  Pursuant to and in accordance with the provisions of Section 151 of the Delaware General Corporation Law and the Certificate of Incorporation of this corporation, the Board of Directors of this corporation has duly adopted the following recitals and resolutions.

WHEREAS, the Certificate of Incorporation of this corporation provides for a class of its authorized shares known as Preferred Stock comprised of 5,000,000 shares issuable from time to time in one or more series; and

WHEREAS, the Board of Directors of this corporation is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series and the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock; and

WHEREAS, the Board of Directors has previously fixed and determined the designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to a Series A Preferred Stock; and

WHEREAS, pursuant to a Certificate of Designation filed with the Delaware Secretary of State on March 6, 2008, the Board of Directors of this corporation has previously established two additional classes of Preferred Stock, one designated as the "Series B Preferred Stock" and the other designated as “Series C Preferred Stock,” and fixed the number of shares in each class and the rights, preferences, privileges, restrictions and other matters relating thereto; and

WHEREAS, the Board of Directors wishes to amend and restate the Certificate of Designation filed March 6, 2008 in its entirety;

NOW, THER.EFORE, BE IT RESOLVED, that a series consisting of 50,000 shares of Preferred Stock, $0.01 par value per share, is hereby established and designated as the "Series B Preferred Stock" of this corporation (the "Series B Preferred Stock"), and that the Series B Preferred Stock shall have the rights, preferences and privileges, and shall be subject to the restrictions, as are hereinafter set forth; and

RESOLVED FURTHER, that a series consisting of 50,000 shares of Preferred Stock, $0.01 par value per share, is hereby established and designated as the "Series C Preferred Stock" of this corporation (the "Series C Preferred Stock"), and that the Series C Preferred Stock shall have the rights, preferences and privileges, and shall be subject to the restrictions, as are hereinafter set forth:

1.  Dividend Provisions.

(a) Series B Dividends. The holders of outstanding Series B Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors, out of unissued shares of Series B Preferred Stock at the time legally available therefor, dividends, in whole and/or fractional shares of such Series B Preferred Stock, at the rate of Eight Percent (8%) per share of outstanding Series B Preferred Stock per annum. Dividends shall accrue on each share of Series B Preferred Stock from the date of its original issuance and shall accrue from day to day, whether or not earned or declared. Such dividends shall be cumulative so that if such dividends in respect of any previous year at said rate per share per annum shall not have been paid or declared and set apart for all shares of Series B Preferred Stock at the time outstanding, the deficiency shall be fully paid on or declared and set apart for such shares before this corporation pays any dividend (except a dividend in shares of Common Stock) on Common Stock or any dividend on Series C Preferred Stock or on any Preferred Stock issued subsequent to the Series B Preferred Stock. Undeclared or unpaid dividends shall not bear or accrue interest.

(b) Series C Dividends. No dividend shall be declared or paid on the Common Stock of this corporation (other than in Common Stock of this corporation) or on any other series of Preferred Stock, except Series B Preferred Stock as provided above, unless prior to and in preference thereof a dividend of equal amount per share is declared and paid on the outstanding shares of the Series C Preferred Stock out of any assets legally available therefore. Unless and until declared, no dividends shall accrue on outstanding shares of Series C Preferred Stock.

2. Liquidation Preference.

(a) Series B Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of this corporation, the holders of each then outstanding share of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the assets or surplus funds of this corporation to the holders of Common Stock, Series C Preferred Stock, or any series of Preferred Stock issued subsequent to the Series B Preferred Stock, an amount equal to One Hundred Dollars ($100.00) per share, (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes with respect to the Series B Preferred Stock occurring after the date of the first issuance of shares of the Series B Preferred Stock), plus all accrued but unpaid cumulative dividends on such share of Series B Preferred Stock (the "Series B Liquidation Preference"). The Series B Liquidation Preference shall be paid or set apart for payment before, in connection with any liquidation, dissolution or winding up of the corporation, the payment or setting apart for payment of any amount for, or the distribution of any assets of this corporation to, the holders of Series C Preferred Stock, Common Stock or any series of Preferred Stock issued subsequent to the Series B Preferred Stock. If the assets or surplus funds to be distributed to the holders of the Series B Preferred Stock are insufficient to permit the payment to such holders of the full Series B Liquidation Preference, then the entire assets and surplus funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the share of the Series B Liquidation Preference each such holder is otherwise entitled to receive in respect of the shares of Series B Preferred Stock then held by such holder.

(b)  Series C Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of this corporation and after the payment or setting apart for payment of the Series B Liquidation Preference, the holders of each then outstanding share of Series C Preferred Stock shall be entitled to receive, by reason of their ownership thereof, prior and in preference to any distribution of any of the assets of this corporation to the holders of the Common Stock or any series of Preferred Stock issued subsequent to the Series C Preferred Stock an amount equal to One Hundred Dollars ($100.00) per share (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes with respect to the Series C Preferred Stock occurring after the date of the first issuance of shares of the Series C Preferred Stock), plus any declared but unpaid dividends on such share of Series C Preferred Stock (the "Series C Liquidation Preference"). The Series C Liquidation Preference shall be paid or set apart for payment before, in connection with any liquidation, dissolution or winding up of the corporation, the payment or setting apart for payment of any amount for, or the distribution of any assets of this corporation to, the holders of Common Stock or any series of Preferred Stock issued subsequent to the Series C Preferred Stock. If the remaining assets or surplus funds to be distributed to the holders of the Series C Preferred Stock are insufficient to permit the payment to such holders of the full Series C Liquidation Preference, then the entire remaining assets and surplus funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the share of the Series C Liquidation Preference each such holder is otherwise entitled to receive in respect of the shares of Series C Preferred Stock then held by such holder.

(c)  Remaining Assets. After the payment or setting apart for payment in full of the Series B Liquidation Preference and the Series C Liquidation Preference, any remaining assets or surplus funds of this corporation shall be distributed to the holders of Series B Preferred Stock, the holders of Series C Preferred Stock and the holders of Common Stock, ratably on the basis of the number of shares of Common Stock then held by them and then issuable upon conversion of the Series B Preferred Stock and Series C Preferred Stock then held by them.

3. Redemption.

(a) Optional. Following the twentieth (20th) consecutive trading day on which the closing price of the Common Stock (or the closing bid price if there is no closing price) equals or exceeds Two Dollars ($2.00) per share on the exchange or market on which the Common Stock is then traded, this corporation may at any time thereafter to the extent it may lawfully do so, at the option of its Board of Directors, redeem in whole or in part (i) the Series B Preferred Stock by paying in cash therefor a sum equal to One Hundred Dollars ($100.00) per share of Series B Preferred Stock (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes with respect to the Series B Preferred Stock occurring after the date of the first issuance of shares of Series B Preferred), together with all accrued but unpaid dividends on such shares to the date of redemption (the "Series B Redemption Price") and (ii) the Series C Preferred Stock by paying in cash therefor a sum equal to One Hundred Dollars ($100.00) per share of Series C Preferred Stock (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes with respect to the Series C Preferred Stock occurring after the date of the first issuance of shares of Series C Preferred Stock), together with all declared but unpaid dividends on such shares to the date of redemption (the "Series C Redemption Price"). Any redemption of Series B Preferred Stock and Series C Preferred Stock shall be pro rata among the outstanding shares of Series B Preferred Stock and Series C Preferred Stock based upon the number of shares held by each holder thereof.

(b) Notice of Redemption. The corporation shall give written notice at least thirty (30) days prior to the redemption date, of its intention to redeem the Series B Preferred Stock and Series C Preferred Stock as provided herein, to each holder thereof, such notice to be addressed to each holder at the address of such holder as it appears on the stock transfer books of the corporation and to specify (i) the total number of shares of Series B Preferred Stock and Series C Preferred Stock being redeemed; (ii) the number of shares of Series B Preferred Stock and Series C Preferred Stock held by the holder which the corporation intends to redeem; (iii) the date of redemption, the Series B Redemption Price and the Series C Redemption Price; and (iv) the date on which the conversion rights with respect to such shares terminate in accordance with Section 4 below. On or after the date of redemption, each holder of Series B Preferred Stock and Series C Preferred Stock shall surrender his certificate for the number of shares to be redeemed as stated in the notice provided by the corporation (other than those shares properly converted pursuant to Section 4 below). If less than all the shares represented by such certificates are to be redeemed, the corporation shall forthwith issue a new certificate for the unredeemed shares.

4. Conversion.

The holders of the Series B Preferred Stock and Series C Preferred Stock shall have conversion rights as follows:

(a) Optional Conversion into Common Stock. Each share of Series B Preferred Stock and Series C Preferred Stock shall be convertible at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the fifth day prior to the redemption date for such share fixed by a redemption notice in accordance with Section 3 above, at the office of the corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by, in the case of Series B Preferred Stock, dividing One Hundred Dollars ($100.00), plus accrued but unpaid dividends on the Series B Preferred Stock by the "Series B Conversion Price" in effect at the time and, in the case of Series C Preferred Stock, dividing One Hundred Dollars ($100.00), plus declared but unpaid dividends on the Series C Preferred Stock by the "Series C Conversion Price" in effect at the time. The initial Series B Conversion Price per share is Forty Cents ($0.40) and the initial Series C Conversion Price per share is Forty-Nine Cents ($0.49); provided, however, that the Series B Conversion Price and the Series C Conversion Price shall be subject to adjustment as set forth in subsection 4(c).

(b) Mechanics of Conversion from Preferred Stock to Common Stock. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock or Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then effective Series B Conversion Price or Series C Conversion Price, as applicable. Before any holder of Series B Preferred Stock or Series C Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 4(a) hereof, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Series B Preferred Stock or Series C Preferred Stock, and shall give written notice to the corporation at such office that he elects to convert the same and shall state therein his name or the name or names of his nominees in which he wishes the certificate or certificates for shares of Common Stock to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock or Series C Preferred Stock, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(c) Adjustment in Conversion Price.

(i) Combinations or Subdivisions. If the corporation at any time or from time to time after the date of the first issuance of shares of the Series B Preferred Stock and Series C Preferred Stock ( the “Original Issue Date”) declares or pays any dividend on its Common Stock payable in Common Stock or in any right to acquire Common Stock, or effects a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or if the outstanding shares of Common Stock is combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series B Conversion Price and Series C Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(ii)  Reorganization; Recapitalization. If at any time or from time to time there shall be a reclassification or recapitalization of the capital stock of the corporation (other than a subdivision, reclassification, stock split or combination provided for elsewhere in this Section 4), any consolidation, merger, or reorganization of the corporation with or into another entity or entities, or the conveyance of all or substantially all of the assets of the corporation to another entity, each share of Series B Preferred Stock and Series C Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which to which a holder of the number of shares of Common Stock deliverable upon conversion of such shares would have been entitled on such reclassification, recapitalization, consolidation, merger, reorganization or conveyance. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series B Preferred Stock and Series C Preferred Stock after the reclassification, recapitalization, consolidation, merger, reorganization or conveyance to the end that the provisions of this Section 4 (including adjustment of the Series B Conversion Price and Series C Conversion Price then in effect and the number of shares to be issued upon conversion of the Series B Preferred Stock and Series C Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(iii) Issuance of Additional Securities; Other Adjustments. Except as otherwise provided in this Section 4(c), the Series B Conversion Price and the Series C Conversion Price will not be adjusted upward or downward because of the issuance of additional securities after the Original Issue Date.

(d) No Impairment. This corporation will not, by amendment of its Certificate of Incorporation, or through reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock and Series C Stock, respectively, against impairment.

(e) Certificate as to Adjustments Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price and Series C Conversion Price pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock and each holder of Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Series B Preferred Stock or Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment and readjustment, (b) the conversion price for such series of Preferred Stock at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series B Preferred Stock and Series C Preferred Stock.

(f)  Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock and Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock and Series C Preferred Stock.

(g)  Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series B Preferred Stock or Series C Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books and the shares of this corporation.

5.   Voting Rights. Except as otherwise required by law and the provisions of this Section 5, the holders of Series B Preferred Stock and Series C Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and to vote together with the holders of Common Stock as a single class of capital stock upon any matter submitted to stockholders for a vote. Holders of Series B Preferred Stock and Series C Preferred Stock shall have that number of votes per share equal to the number of shares of Common Stock into which each such share of each such series of Preferred Stock held by such holder is convertible at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the foregoing formula (after aggregating all shares into which shares of Series B Preferred Stock and Series C Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

6.   Protective Provisions. So long as at least 75% of the aggregate number of shares of Series B Preferred Stock and Series C Preferred Stock issued on the Original Issue Date (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes with respect to the Series B Preferred Stock and the Series C Preferred Stock occurring after the Original Issue Date), are outstanding, the corporation shall not, without the vote or written consent by the holders of at least a majority of the aggregate number of outstanding shares of Series B Preferred Stock and Series C Preferred Stock authorize or issue, or obligate itself to issue, any other equity security senior to the Series B Preferred Stock or Series C Preferred Stock as to dividend or redemption rights, liquidation preferences, conversion rights, voting rights or otherwise, or create any obligation or security convertible into or exchangeable for, or having any option rights to purchase, any such equity security which is senior to the Series B Preferred Stock or Series C Preferred Stock.

7. Status of Converted Stock. In the event any shares of Series B Preferred Stock or Series C Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be reissuable by the corporation, but shall be returned to the status of undesignated shares of Preferred Stock.

IN WITNESS WHEREOF, the undersigned have executed this certificate. Each of the undersigned declares under penalty of perjury that the matters set forth in the foregoing certificate are true of his own knowledge. Executed at Riverside, California effective March 10, 2008.

By:	/s/Dennis Shogren
Dennis Shogren
Chief Executive Officer

By:	/s/ Kenneth Cragun
Kenneth Cragun
Secretary